PRESS RELEASE

Whitestone REIT Refinances Nine Houston Properties

•	Obtains $13 million in proceeds to pay off higher cost debt maturing in 2014

•	Lowers Overall Cost of Capital

•	Locks in attractive $37.0 million loan with a fixed rate of 3.76% and a 7 Year Term

Houston, Texas, November 26, 2013 - Whitestone REIT (NYSE: WSR), a fully integrated real estate company that owns, re-develops, leases, manages, and operates Community Centered PropertiesTM, announced today that it closed on a $37.0 million loan, with a fixed interest rate of 3.76% and a maturity of November 26, 2020. Loan proceeds will be used to pay off the existing $23.0 million floating rate loan maturing on December 1, 2013, and pay off approximately $10.1 million of fixed rate debt maturing in 2014 with a weighted interest rate of 6.1%. The loan is a non-recourse loan secured by nine Houston properties, and a limited guarantee by the Company.

Throughout 2013, Whitestone has continued to strengthen its balance sheet through debt refinancing resulting in lower cost of capital, and maturity dates which have been extended and laddered over the next 10 years. Earlier in the year, Whitestone expanded, restructured and extended its corporate-level unsecured credit facility, growing the borrowing capacity by $50 million and adding an accordion option, giving the Company the availability of $225 million in this facility. Lowering the interest rate by 100 basis points reduced interest expense by $1.1 million or $0.06 per share through the first nine months of 2013. Including this loan, the Company has completed $84.2 million in refinancing in 2013 with a weighted average fixed rate of 4.13% and a weighted average term of 8.1 years.

James C. Mastandrea, Whitestone’s Chairman and Chief Executive Officer, said, “REIT’s are not simply a collection of real estate assets, and must be operated as a real estate enterprise. We typically acquire value add properties that have undergone distress in one way or another in all-cash transactions, apply our strategic repositioning, operating and leasing plan, and then judiciously apply debt over time.” Mastandrea added, “We now have 58 properties well-located in Houston, Dallas, San Antonio, Chicago, and Phoenix in multiple stages of repositioning with increasing cash flow that conservatively supports our restructured and extended debt.” Mastandrea concluded, “Our relationships with top-tier lenders provides us the ability to grow our asset base using a combination of debt and equity to increase our profitability per share.”

About Whitestone REIT

Whitestone REIT (NYSE: WSR) is a fully integrated real estate investment trust that owns, operates and redevelops Community Centered PropertiesTM. Whitestone focuses on value creation in its community centers, concentrating on local service-oriented, smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, casual dining, and convenience services. The largest of its approximate 1,200 tenants comprised less than 1.6% of its annualized base rental revenues as of September 30, 2013. Founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Relations section of the Company's website has links to Whitestone’s filings with the Securities and Exchange Commission, news releases and financial reports.

Investor Contact Whitestone REIT:
Suzy Taylor, Director of Investor Relations
(713) 435-2219 STaylor@WhitestoneREIT.com